Exhibit 99.1

FOR IMMEDIATE RELEASE: APRIL 28, 2011

LEGGETT & PLATT REPORTS EPS OF $.30 FOR FIRST QUARTER

Carthage, MO, April 28, 2011 —

•	1Q EPS was $.30.

•	1Q sales were $896 million, 10% higher than in prior year.

•	Repurchased 5.4 million shares during the quarter; outstanding shares declined to 142.6 million.

•	Ended first quarter with net debt at 27.5% of net capital, below 30% - 40% target range.

•	Increased 2011 EPS guidance to $1.25 - 1.50, on sales of $3.5 - 3.8 billion.

Diversified manufacturer Leggett & Platt reported first quarter earnings per diluted share of $.30. In the first quarter of 2010, earnings from Continuing Operations were also $.30 per share. First quarter 2011 earnings benefited from higher unit volumes, but this benefit was offset by higher-cost raw materials.

First quarter 2011 sales were $896 million, a 10% (or $80 million) increase versus the prior year. Same location sales grew 10%, primarily from unit volume growth in the Specialized Products and Industrial Materials segments. Inflation contributed 4% to sales.

Increasing Demand

President and CEO David S. Haffner commented, “We are very encouraged to see higher market demand and sales growth during the first quarter. That growth enhanced earnings, but was offset by higher raw material costs, as previously anticipated. We implemented price increases during the quarter in response to cost inflation; as a result, we expect improved margins in subsequent quarters.

“We are moving into the third step of the three-part strategic plan we announced in November 2007, given our successful completion of the first step (divest low-performing businesses) and significant progress in the second step (improve margins and returns). The third step envisions growth of 4-5% per year, on average. For the next couple of years we expect market recovery to provide growth in excess of our target; earnings should improve meaningfully as a result of our operating leverage and spare production capacity. Longer term, we expect growth to come from commercialization of innovative new products, expansion into potential new growth areas, and normal GDP-like growth in our existing markets.

“During the first quarter we were more aggressive with our stock repurchases, buying back 5.4 million shares. We believe the economy is gradually recovering, and our end markets appear more stable. Accordingly, we are more willing to repurchase shares, and to let leverage gradually move toward our target range. As has been our practice since late 2007, we prioritize use of cash as follows: first, for capital needs and dividends; second, for growth projects and acquisitions, when high-quality opportunities arise; and third, for stock repurchases.

“We continue to assess our overall performance by comparing our Total Shareholder Return (TSR1) to that of peer companies on a rolling three-year basis. For the three-year period that began January 1, 2009, we have so far (over the last 28 months) generated TSR of 29% per year on average, while the S&P 500 index generated average TSR of 22% per year. Accordingly, our 2009-2011 TSR ranks among the top half of the companies in the S&P 500 index.

[1]	TSR = (Change in Stock Price + Dividends Received) / Beginning Stock Price; assumes dividends are reinvested

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“While achieving these results, we have maintained our strong financial base. We ended the quarter with net debt to net capital below our long-term target range, and over $450 million available under our existing commercial paper program and revolver facility.”

Dividends and Stock Repurchases

Leggett & Platt’s Board of Directors declared a $.27 first quarter dividend, one cent higher than last year’s first quarter dividend. Thus, 2011 marks the 40th consecutive annual dividend increase for the company, with a compound annual growth rate of 14%. At yesterday’s closing share price of $24.18, the indicated annual dividend of $1.08 per share generates a dividend yield of 4.5%.

During the first quarter, the company repurchased 5.4 million shares of its stock at an average price of $23.29 per share, and issued 1.8 million shares through employee benefit and stock purchase plans. As a result, the number of shares outstanding decreased to 142.6 million.

2011 Outlook

Over the last three years Leggett & Platt significantly reduced its fixed cost structure, but purposely retained spare production capacity. Accordingly, sales can rebound to over $4 billion without the need for large capital investment. As a result, the company has meaningful operating leverage that should significantly benefit future earnings as market demand rebounds.

Leggett & Platt anticipates 2011 sales of approximately $3.5-3.8 billion, an increase of 4% to 13% versus 2010, including expected inflation of approximately 4%. Based upon that sales expectation, the company projects 2011 EPS of $1.25 - 1.50.

For over 20 years the company has generated operating cash in excess of the amount needed to fund dividends and capital expenditures. That should again be true this year, as cash from operations is expected to exceed $300 million for 2011. Capital expenditures should be approximately $85 million this year, and dividend payments should approximate $155 million.

For the full year, the company anticipates repurchasing up to 10 million shares of its stock and issuing approximately 3 million shares (primarily for employee benefit and stock purchase plans). The company has standing authorization from the Board of Directors to repurchase up to 10 million shares each year, but has established no specific repurchase commitment or timetable.

LIFO

All of Leggett’s segments use the FIFO (first-in, first-out) method for valuing inventories. An adjustment is made at the corporate level to convert about 60% of the inventories to the LIFO (last-in, first-out) method. Steel cost increases contributed to a LIFO expense of $15 million for the full year 2010 (for Continuing Operations). For 2011, the company expects LIFO expense of $22 million.

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SEGMENT RESULTS – First Quarter 2011 (versus 1Q 2010)

Residential Furnishings – Total sales increased $25 million, or 6%; inflation accounted for the bulk of the sales increase. EBIT (earnings before interest and income taxes) decreased $7 million due to higher raw material costs and a reduction in the amount of income from building sales.

Commercial Fixturing & Components – Total sales decreased $13 million, or 9%. EBIT increased slightly, with a gain from sale of a building largely offset by the effect of lower sales.

Industrial Materials – Total sales increased $33 million, or 19%; unit volume grew 7% and inflation added 12% to sales. EBIT improved slightly, with the impact of higher volume largely offset by increased raw material costs.

Specialized Products – Total sales increased $38 million, or 28%, from unit volume growth in all three sectors of the segment. EBIT increased $10 million, primarily due to higher volumes.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Friday, April 29. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode. Second quarter results will be released after the market closes on Thursday, July 28, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a broad variety of engineered components and products that can be found in most homes, offices, and automobiles. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 128-year-old firm is comprised of 19 business units, 19,000 employee-partners, and 140 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) office furniture components; c) drawn steel wire; d) automotive seat support and lumbar systems; e) carpet underlay; f) power foundations; g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Director of Investor Relations

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LEGGETT & PLATT	Page 4 of 5	April 28, 2011

RESULTS OF OPERATIONS

	FIRST QUARTER
(In millions, except per share data)	2011	2010	Change
Net sales (from continuing operations)	$895.8	$816.4	10%
Cost of goods sold	725.8	650.9

Gross profit	170.0	165.5
Selling & administrative expenses	95.8	92.3	4%
Amortization	4.8	5.0
Other expense (income), net	(4.8)	(9.0)

Earnings before interest and taxes	74.2	77.2	(4%)
Net interest expense	8.0	8.2

Earnings before income taxes	66.2	69.0
Income taxes	19.9	21.5

Net earnings from continuing operations	46.3	47.5
Discontinued operations, net of tax [1]	—	(0.6)

Net earnings	46.3	46.9
Less net income from non-controlling interest	(1.3)	(1.8)

Net earnings attributable to L&P	$45.0	$45.1	(0%)

Earnings per diluted share
From continuing operations	$0.30	$0.30
From discontinued operations	$0.00	($0.00)
Net earnings per diluted share	$0.30	$0.29	2%
Shares outstanding
Common stock (at end of period)	142.6	147.8
Basic (average for period)	149.2	152.6
Diluted (average for period)	150.8	154.3

CASH FLOW

	FIRST QUARTER
(In millions)	2011	2010	Change
Net earnings	$46.3	$46.9
Depreciation and amortization	30.1	31.9
Working capital decrease (increase)	(46.5)	(39.9)
Asset Impairment	3.0	2.3
Other operating activity	13.9	9.9

Net Cash from Operating Activity	$46.8	$51.1	(8%)
Additions to PP&E	(16.7)	(13.5)
Purchase of companies, net of cash	(0.6)	(0.4)
Proceeds from asset sales	17.1	10.0
Dividends paid	(39.7)	(38.7)
Repurchase of common stock, net	(109.7)	(32.0)
Additions (payments) to debt, net	45.7	15.5
Other	8.0	(5.3)

Increase (Decr.) in Cash & Equiv.	$(49.1)	$(13.3)

FINANCIAL POSITION

	31-Mar
(In millions)	2011	2010	Change
Cash and equivalents	$195.4	$247.2
Receivables	575.6	523.9
Inventories	462.2	438.6
Held for sale	0.0	16.8
Other current assets	57.2	53.0

Total current assets	1,290.4	1,279.5	1%
Net fixed assets	616.1	641.4
Held for sale	20.4	27.3
Goodwill and other assets	1,140.0	1,142.5

TOTAL ASSETS	$3,066.9	$3,090.7	(1%)

Trade accounts payable	$301.8	$240.6
Current debt maturities	2.2	10.0
Held for sale	0.0	3.6
Other current liabilities	281.7	312.5

Total current liabilities	585.7	566.7	3%
Long term debt	821.9	822.2	(0%)
Deferred taxes and other liabilities	201.5	162.3
Equity	1,457.8	1,539.5	(5%)

Total Capitalization	2,481.2	2,524.0

TOTAL LIABILITIES & EQUITY	$3,066.9	$3,090.7

[1]	Primarily includes: Storage Products (formerly in Commercial Fixturing & Components).

LEGGETT & PLATT	Page 5 of 5	April 28, 2011

SEGMENT RESULTS

	FIRST QUARTER
(In millions)	2011	2010	Change
External Sales
Residential Furnishings	$457.5	$432.3	5.8%
Commercial Fixturing & Components	127.8	140.7	(9.2%)
Industrial Materials	145.5	115.3	26.2%
Specialized Products	165.0	128.1	28.8%

Total	$895.8	$816.4	9.7%

Inter-Segment Sales
Residential Furnishings	$2.3	$2.1
Commercial Fixturing & Components	1.2	1.0
Industrial Materials	64.8	61.8
Specialized Products	9.8	8.3

Total	$78.1	$73.2

Total Sales
Residential Furnishings	$459.8	$434.4	5.8%
Commercial Fixturing & Components	129.0	141.7	(9.0%)
Industrial Materials	210.3	177.1	18.7%
Specialized Products	174.8	136.4	28.2%

Total	$973.9	$889.6	9.5%

EBIT
Residential Furnishings	$42.1	$49.1	(14%)
Commercial Fixturing & Components	8.2	7.9	4%
Industrial Materials	14.0	13.4	4%
Specialized Products	18.1	8.4	115%
Intersegment eliminations and other	(2.7)	0.5
Change in LIFO reserve	(5.5)	(2.1)

Total	$74.2	$77.2	(4%)

			Basis Pts
EBIT Margin [1]
Residential Furnishings	9.2%	11.3%	(210)
Commercial Fixturing & Components	6.4%	5.6%	80
Industrial Materials	6.7%	7.6%	(90)
Specialized Products	10.4%	6.2%	420

Overall from Continuing Operations	8.3%	9.5%	(120)

LAST SIX QUARTERS

	2009	2010				2011
	4Q	1Q	2Q	3Q	4Q	1Q
Selected Figures
Trade Sales ($ million)	770	816	874	867	802	896
Sales Growth (vs. prior year)	(13%)	14%	15%	7%	4%	10%
EBIT ($ million)	77	77	85	76	50	74
EBIT Margin	10.0%	9.5%	9.7%	8.7%	6.2%	8.3%
Net Earnings - excludes discontinued oper. ($m)	41	46	52	48	32	45
Net Margin - excludes discontinued operations	5.3%	5.6%	6.0%	5.5%	3.9%	5.0%
EPS - continuing operations (diluted)	$0.26	$0.30	$0.34	$0.31	$0.21	$0.30
Cash from Operations ($ million)	135	51	67	91	154	47

Net Debt to Net Capitalization
Long term debt	789	822	855	834	762	822
Current debt maturities	10	10	10	10	2	2
Less cash and equivalents	(260)	(247)	(244)	(277)	(244)	(195)

Net Debt	539	585	621	567	520	629

Total capitalization	2526	2524	2508	2529	2478	2481
Current debt maturities	10	10	10	10	2	2
Less cash and equivalents	(260)	(247)	(244)	(277)	(244)	(195)

Net Capitalization	2276	2287	2274	2262	2236	2288

Long Term Debt to Total Capitalization	31.2%	32.6%	34.1%	33.0%	30.8%	33.1%
Net Debt to Net Capital	23.7%	25.6%	27.3%	25.1%	23.3%	27.5%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

	4Q	1Q	2Q	3Q	4Q	1Q
Same Location Sales (vs. prior year)
Residential Furnishings	(9%)	5%	9%	0%	(1%)	6%
Commercial Fixturing & Components	(25%)	23%	8%	4%	1%	(9%)
Industrial Materials	(26%)	8%	29%	13%	18%	19%
Specialized Products	(6%)	31%	30%	28%	16%	28%
Overall from Continuing Operations	(13%)	14%	16%	8%	6%	10%

[1]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

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